On June 20, 2003, the assets of the PBHG Core Growth
Fund were reorganized into the PBHG Growth Fund.
Under the Agreement and Plan of Reorganization,
4,364,758 shares of the PBHG Core Growth Fund were exchanged for 2,426,979 shares of the PBHG Growth
Fund in a tax-free exchange.
The value of the PBHG Core Growth Fund on June 20,
2003 was $38,292,873. Upon the business combination of such Funds on June 20, 2003, the value of the PBHG Core Growth Fund, which included net investment loss of $76,452, accumulated realized losses of $76,468,605, and unrealized gains of $5,055,074, combined with the PBHG Growth Fund was
$1,286,227,465.
On June 20, 2003, the assets of the PBHG Limited
Fund and PBHG New Opportunities Fund were reorganized into the PBHG Emerging Growth Fund.
Under the Agreement and Plan of Reorganization,
6,189,582 shares of the PBHG Limited Fund and 1,335,096 shares of the PBHG New Opportunities Fund were exchanged for 7,332,758 shares of the PBHG
Emerging Growth Fund in a tax-free exchange.
The value of the PBHG Limited Fund and PBHG New
Opportunities Fund on June 20, 2003 was $46,086,847 and $29,403,893, respectively. Upon the business combination of such Funds on June 20, 2003, the value of the PBHG Limited Fund, which included net investment loss of $133,565, accumulated realized losses of $21,519,376, and unrealized gains of $12,358,987 and the value of the PBHG New
Opportunities Fund, which included net investment loss of $90,256, accumulated realized losses of $30,109,741, and unrealized gains of $5,545,877 combined with the PBHG Emerging Growth Fund was $267,138,968.